[Logo of CBRL Group, Inc.]

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Contact:

Lawrence E. White

Senior Vice President/

Finance and Chief Financial Officer

CBRL GROUP, INC. REPORTS SALES TRENDS AND REAFFIRMS EARNINGS GUIDANCE FOR THE REMAINDER OF FISCAL 2004

LEBANON, Tenn. (December 18, 2003) -- CBRL Group, Inc. (the “Company”) (NASDAQ: CBRL) today reported quarter-to-date sales for the second fiscal quarter and reaffirmed its earnings guidance for the second fiscal quarter and remainder of 2004.

The Company reported that quarter-to-date comparable store restaurant sales in its Cracker Barrel Old Country Store® (“Cracker Barrel”) units are up approximately 1-1.5% from last year, including approximately 1% higher average check. Cracker Barrel quarter-to-date comparable store retail sales are up approximately 7.5%. Quarter-to-date comparable restaurant sales in the Company’s Logan’s Roadhouse® units are up approximately 3-3.5%, including approximately 2.5-3% higher guest traffic.  The Company reported that it has not taken any menu price increases at either concept to date during the second quarter.

The Company urges caution in considering its current trends and the earnings guidance disclosed in this press release.  The restaurant industry is highly competitive, and trends and guidance are subject to numerous factors and influences, some of which are discussed in the cautionary language at the end of this press release.  The Company disclaims any obligation to update disclosed information on trends or targets other than in its periodic filings on Forms 10-K, 10-Q, and 8-K with the Securities and Exchange Commission.

The Company reaffirmed its earnings guidance for the second fiscal quarter of 2004, which ends on January 30, 2004.  The Company continues to expect diluted net income per share in the second quarter to increase 15% or more from $0.48 in the second quarter of last year.    The Company also reaffirmed its earnings guidance for the remainder of fiscal 2004.  The Company continues to expect percentage increases in diluted net income per share for the remaining quarters of fiscal 2004 in the mid-teens, resulting in growth for the full fiscal year exceeding its long-term growth objective of 15%.

The Company also reported that it has repurchased approximately 450,000 shares of its outstanding common stock thus far during the second quarter, leaving approximately 210,000 shares remaining to be repurchased under its current share repurchase authorization.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 486 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 101 company-operated and 17 franchised Logan’s Roadhouse restaurants in 17 states.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of CBRL Group, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: commodity, workers’ compensation, group health and utility price changes; competitive marketing and operational initiatives; the ability of the Company to identify and acquire successful new lines of retail merchandise, especially during the important holiday selling season; the effects of plans intended to improve operational execution and performance; the effects of uncertain consumer confidence or general or regional economic weakness on sales and customer travel activity; practical or psychological effects of terrorist acts or war and military or government responses; consumer behavior based on concerns over nutritional or safety aspects of the Company’s products or restaurant food in general; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; the ability of and cost to the Company to recruit, train, and retain qualified restaurant hourly and management employees; changes in foreign exchange rates affecting the Company’s future retail inventory purchases; the availability and cost of acceptable sites for development and the Company’s ability to identify such sites; changes in accounting principles generally accepted in the United States of America or changes in capital market conditions that could affect valuations of restaurant companies in general or the Company’s goodwill in particular; increases in construction costs; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting accounting, tax, wage and hour matters, health and safety, pensions and insurance; the actual results of pending or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; other undeterminable areas of government or regulatory actions or regulations; changes in interest rates affecting the Company’s financing costs; and other factors described from time to time in the Company’s filings with the SEC, press releases, and other communications.

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